exhibit 99.1
CONTACTS:
Investor Relations
(718)709-2202
ir@jetblue.com
Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com
JETBLUE ANNOUNCES SECOND QUARTER RESULTS
New York, NY (July 22, 2008) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the second quarter 2008:
•	Operating revenues for the quarter totaled $859 million, representing growth of 17.7% over operating revenues of $730 million in the second quarter of 2007.

•	Operating income for the quarter was $21 million, resulting in a 2.4% operating margin, compared to operating income of $73 million and a 10.0% operating margin in the second quarter of 2007.

•	Pre-tax loss for the quarter was $10 million, compared with pre-tax income of $43 million in the year-ago period.

•	Net loss for the quarter was $7 million, representing a net loss of $0.03 per diluted share, compared with second quarter 2007 net income of $21 million, or $0.11 per diluted share.

•	Cash and cash equivalents of $846 million and $397 million of investment securities at the end of the second quarter.
“Thanks to the hard work and dedication of our crewmembers, we continued to achieve strong unit revenue growth during the second quarter,” said Dave Barger, JetBlue’s CEO. “We are also encouraged to see continued strength in our bookings throughout the summer. However, revenue gains are clearly not keeping pace with the extraordinary increase in the price of jet fuel.”
“As the industry faces unprecedented challenges, we remain committed in our ongoing efforts to ensure that JetBlue is well-positioned for the long term,” said Barger. “To that end, we have suspended our near-term growth plans beginning in September, after the busy summer travel period ends. In September of this year, we expect our capacity to be down about ten percent year over year, and we currently do not plan to grow in 2009.”
JetBlue Announces Deferral of 10 EMBRAER 190 Aircraft and New $110 million Line of Credit
JetBlue announced today that it will defer 10 EMBRAER 190 aircraft originally scheduled for delivery between 2009 and 2011 to 2016.

“We believe slower growth, combined with our rigorous cost control and aggressive revenue focus, will further strengthen our liquidity position, which is essential in this environment” said Ed Barnes, JetBlue’s CFO.
In addition, JetBlue announced it has obtained a new $110 million line of credit with Citigroup Global Markets Inc. JetBlue plans to use the funding to fund working capital, capital expenditures and other general corporate purposes. The credit facility, which expires next July, is secured by a portion of JetBlue’s auction rate securities.
“We are keenly focused on cash preservation and liquidity,” said Barnes. “This new line of credit further bolsters our financial position and better positions us to address the challenges and opportunities that lie ahead.”
JetBlue To Discontinue Operations in Ontario, California
JetBlue announced it will discontinue operations in Ontario, CA, effective September 3, 2008.
“The dramatic rise in fuel prices has forced us to make the difficult decision to discontinue operations in Ontario,” said Dave Barger. “While we understand the impact this decision has on our customers and our crewmembers, we need to make appropriate network adjustments to better match our capacity with customer demand.”
Operational Performance
JetBlue was again awarded highest honors in airline customer satisfaction among low-cost carriers by J.D. Power and Associates. Russ Chew, JetBlue’s President and COO, commented, “Despite the difficult industry environment, our crewmembers continue to deliver exceptional customer service and differentiate us from the rest of the industry.”
For the second quarter, revenue passenger miles increased 0.3% year-over-year to 6.8 billion on a capacity increase of 3.9%, resulting in a second quarter load factor of 80.6%, a decrease of 2.9 points year over year. Yield per passenger mile in the second quarter was 11.53 cents, up 13.7% compared to the second quarter of 2007. Passenger revenue per available seat mile (PRASM) for the second quarter 2008 increased 9.8% year over year to 9.29 cents and operating revenue per available seat mile (RASM) increased 13.2% year-over-year to 10.24 cents.
JetBlue’s operating expense per available seat mile (CASM) for the second quarter increased 22.8% year-over-year to 9.99 cents. Excluding fuel, CASM increased 4.7% to 5.59 cents. During the quarter, JetBlue hedged 47% of its fuel consumption resulting in a realized fuel price of $3.17 per gallon, a 58.5% increase over second quarter 2007 realized fuel price of $2.00. JetBlue realized $59 million in fuel hedging gains during the second quarter. Of this total, $1 million are unrealized gains which relate to fuel hedges for the third quarter 2008 and beyond which were required to be recognized in the second quarter.
Third Quarter and Full Year Outlook
Looking ahead, for the third quarter of 2008, JetBlue expects to report an operating margin between negative one and one percent based on an assumed aircraft fuel cost per gallon of $3.59, net of hedges. Pre-tax margin for the quarter is expected to be between negative six and negative four percent. PRASM is expected to increase between 14 and 16 percent year over year. RASM is expected to increase between 19 and 21 percent year over year. CASM is expected to increase between 33 and 35 percent over the year-ago period. Excluding fuel, CASM in the third quarter is expected to increase between 12 and 14 percent year over year. Capacity is expected to decrease between one and three percent in the third quarter and stage length is expected to decrease roughly two percent over the same period last year.
For the full year 2008, JetBlue expects to report an operating margin between negative one and one percent based on an assumed aircraft fuel cost per gallon of $3.27, net of hedges. Pre-tax margin for the full year is expected to be between negative five and negative three percent. PRASM for the full year is expected to increase between 14 and 16 percent year over year. RASM for the full year is expected to increase between 18 and 20 percent year over year. CASM for the full year is expected to increase between 25 and 27 percent over full year 2007. Excluding fuel, CASM in 2008 is expected to increase between eight and ten percent year over year. Capacity for the full year 2008 is expected to increase between zero and two percent over 2007 and stage length is expected to decrease about one percent over full year 2007.
JetBlue will conduct a conference call to discuss its quarterly earnings today, July 22, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.
About JetBlue
New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers Lots of Legroom and super-spacious Even More Legroom seats. JetBlue introduced complimentary in-flight e-mail and instant messaging services on aircraft “BetaBlue,” a first among U.S. domestic airlines. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 53 cities with 600 daily flights. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
	2008	2007	Change		2008	2007	Change

OPERATING REVENUES
Passenger	$779	$683	14.1		$1,527	$1,247	22.5
Other	80	47	70.4		148	91	62.0

Total operating revenues	859	730	17.7		1,675	1,338	25.2

OPERATING EXPENSES
Aircraft fuel	370	226	63.7		678	416	62.8
Salaries, wages and benefits	168	158	6.1		346	322	7.3
Landing fees and other rents	49	47	4.8		100	92	9.3
Depreciation and amortization	46	43	8.3		91	85	7.1
Aircraft rent	32	30	5.2		64	60	6.5
Sales and marketing	41	31	36.7		80	60	35.0
Maintenance materials and repairs	32	27	16.9		65	53	22.5
Other operating expenses	100	95	5.4		213	190	11.6

Total operating expenses	838	657	27.6		1,637	1,278	28.0

OPERATING INCOME	21	73	(71.4)		38	60	(35.6)

Operating margin	2.4%	10.0%	(7.6	) pts.	2.3%	4.5%	(2.2	) pts.

OTHER INCOME (EXPENSE)
Interest expense	(53)	(56)	(3.6)		(109)	(108)	1.5
Capitalized interest	14	11	40.3		28	19	50.3
Interest income and other	8	15	(43.7)		20	27	(26.4)

Total other income (expense)	(31)	(30)	1.9		(61)	(62)	(0.7)

INCOME (LOSS) BEFORE INCOME TAXES	(10)	43			(23)	(2)

Pre-tax margin	(1.2)%	5.9%	(7.1	) pts.	(1.4)%	(0.1)%	(1.3	) pts.

Income tax expense (benefit)	(3)	22			(8)	(1)

NET INCOME (LOSS)	$(7)	$21			$(15)	$(1)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.03)	$0.12			$(0.07)	$(0.00)

Diluted	$(0.03)	$0.11			$(0.07)	$(0.00)

Weighted average shares outstanding (thousands):
Basic	225,283	179,514			219,850	178,862
Diluted	225,283	198,585			219,850	178,862

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
	2008	2007	Change		2008	2007	Change

Revenue passengers (thousands)	5,637	5,587	0.9		11,155	10,678	4.5
Revenue passenger miles (millions)	6,756	6,736	0.3		13,319	12,678	5.1
Available seat miles (ASMs) (millions)	8,383	8,066	3.9		16,778	15,436	8.7
Load factor	80.6%	83.5%	(2.9	) pts.	79.4%	82.1%	(2.7	) pts.
Breakeven load factor (a)	84.1%	79.6%	4.5	pts.	83.1%	83.5%	(0.4	) pts.
Aircraft utilization (hours per day)	12.6	13.2	(4.2)		12.8	12.9	(1.0)

Average fare	$138.13	$122.17	13.1		$136.90	$116.74	17.3
Yield per passenger mile (cents)	11.53	10.13	13.7		11.47	9.83	16.6
Passenger revenue per ASM (cents)	9.29	8.46	9.8		9.10	8.08	12.7
Operating revenue per ASM (cents)	10.24	9.05	13.2		9.98	8.67	15.2
Operating expense per ASM (cents)	9.99	8.14	22.8		9.75	8.28	17.8
Operating expense per ASM, excluding fuel (cents)	5.59	5.34	4.7		5.71	5.58	2.3
Airline operating expense per ASM (cents) (a)	9.69	8.07	20.1		9.53	8.21	16.1

Departures	52,236	49,513	5.5		104,501	96,087	8.8
Average stage length (miles)	1,138	1,135	0.3		1,135	1,111	2.1
Average number of operating aircraft during period	139.6	126.7	10.2		138.0	124.1	11.2
Average fuel cost per gallon	$3.17	$2.00	58.5		$2.91	$1.95	49.5
Fuel gallons consumed (millions)	116	113	3.3		233	214	8.9
Percent of sales through jetBlue.com during period	77.2%	74.0%	3.2	pts.	77.0%	75.2%	1.8	pts.
Full-time equivalent employees at period end (a)					9,856	9,421	4.6

(a)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.
SELECTED CONSOLIDATED BALANCE SHEET DATA
   (in millions)

	June 30,	December 31,
	2008	2007
Cash and cash equivalents	$846	$190
Total investment securities	397	644
Total assets	6,468	5,598
Total debt	3,335	3,048
Stockholders’ equity	1,378	1,036
SOURCE: JetBlue Airways Corporation